                                                                   EXHIBIT 11.1

                      PEDIATRIC SERVICES OF AMERICA, INC.

                       COMPUTATION OF EARNINGS PER SHARE

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
                                                       Three Months Ended March 31,
                                            -------------------------------------------------
                                                    Primary                Fully Diluted
                                            -----------------------   -----------------------
                                               1997         1996         1997        1996
                                            ----------   ----------   ----------   ----------
Weighted average common stock
  outstanding during the period..........    6,249,923    5,853,982    6,249,923    6,078,895
Options and warrants.....................      186,540      376,599      186,518      403,151
                                            ----------   ----------   ----------   ----------
Total....................................    6,436,463    6,230,581    6,436,441    6,482,046
                                            ==========   ==========   ==========   ==========

Net income attributable to
  common and common equivalent shares:
    Net Income...........................   $1,733,137   $  575,684   $1,733,137   $  575,684
    Less accretion on redeemable preferred
      stock..............................            -        4,065            -        4,065
    Less preferred stock dividend........            -       34,300            -       34,300
                                            ----------   ----------   ----------   ----------
Net income attributable to common and
  common equivalent shares...............   $1,733,137   $  537,319   $1,733,137   $  537,319
                                            ==========   ==========   ==========   ==========
Net income per common and common
  equivalent share.......................   $     0.27   $     0.09   $     0.27   $     0.08
                                            ==========   ==========   ==========   ==========
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